Exhibit 99.1

Notice to Directors and Executive Officers of Sally Beauty Holdings, Inc. (the “Company” or “we”) Concerning the Blackout Period under the Sally Beauty 401(k) and Profit Sharing Plan

The Sally Beauty 401(k) and Profit Sharing Plan (the “401(k) Plan”) will be changing recordkeeping vendors. In connection with this change, all 401(k) Plan participants will be temporarily unable to access their 401(k) Plan accounts, including being unable to:

•                  direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of Sally Beauty Holdings, Inc. Common Stock),

•                  change their contribution rate,

•                  receive distributions from the 401(k) Plan,

•                  make withdrawals from the 401(k) Plan, or

•                  obtain 401(k) Plan loans.

This short-term period during which 401(k) Plan participants will be unable to exercise these rights qualifies as a “blackout period” under the Sarbanes-Oxley Act of 2002 and related rules and regulations.  As a result of the blackout, we are required to prohibit our directors and executive officers from trading in Sally Beauty Holdings, Inc. Common Stock (and related equity securities, such as stock options) during this blackout period (the “Retirement Plan Blackout”).

The Retirement Plan Blackout will begin on Monday, March 26, 2012 and is expected to end on Friday, April 13, 2012.  If there is a subsequent change in the timing of the Retirement Plan Blackout, we will send you an updated notice.

During the Retirement Plan Blackout, you are not permitted to purchase, sell, or otherwise acquire or transfer, directly or indirectly, any shares of Sally Beauty Holdings, Inc. Common Stock.  Examples of prohibited transactions in Company stock include (but are not limited to) the following:

•                  Open market purchases or sales

•                  Stock option exercises

•                  401(k) Plan transactions that involve the Company Common Stock  (e.g., fund switching or changing your current or future contributions)

These prohibitions also apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement.  The trading prohibitions do not apply to certain transactions, such as continuing your present salary deferral contributions into the 401(k) Plan, certain other “automatic” transactions, Rule 10b5-1 plan transactions (other than under Rule 10b5-1 plans that are entered into or modified during the Retirement Plan Blackout or while you  were aware of the approximate dates of the Retirement Plan Blackout), and bona fide gifts (collectively, “Exempt Transactions”).

Normally, the Retirement Plan Blackout restrictions would apply only to shares that you acquired in connection with your services as a director or executive officer of the Company.  However, the Retirement Plan Blackout will occur outside of our normal quarterly trading window following the release of earnings for the second quarter of the Company’s fiscal year 2012, which runs from February 6, 2012 to March 2, 2012.  As you know,  you and your family are prohibited from engaging in transactions in Company securities outside of a normal  trading window (with certain exceptions such as bona fide gifts and Rule 10b5-1 Plan transactions), whether or not you received those securities in connection with your services as a director or executive officer of the Company.  To avoid any confusion between these trading periods, we are advising you not to engage in any transaction of Company securities during the Retirement Plan Blackout, other than Exempt Transactions.

Any profit you realize from any transaction involving Sally Beauty Holdings, Inc, Common Stock during the Retirement Plan Blackout period (other than an Exempt Transaction) is recoverable by the Company.  In addition, you are subject to civil and criminal penalties if you violate the trading rules involving the Retirement Plan Blackout or our normal insider trading policy.

The rules summarized above are complex, and the civil and criminal penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact Matt Haltom, telephone: (940) 297-4254, before engaging in any transaction involving Sally Beauty Holdings, Inc. securities during the Retirement Plan Blackout, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Retirement Plan Blackout.